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                    Amendments to March 1, 1995 Agreement Between
                 Greg Norman and Great White Shark Enterprises, Inc.
                                         and
                               Visual Edge Systems Inc.


Amendment dated June 3, 1997 to Agreement dated March 1, 1995 between Greg Norman and Great White Shark Enterprises, Inc. ("Norman") and Visual Edge Systems Inc. ("Licensee").

Norman and Licensee hereby agree as follows:

1.  Paragraph 2.2 - The existing first sentence is deleted and replaced by:

    "The first term shall be July 1, 1996 to June 30, 2000 (the "First Term")."

    The remaining portion of this paragraph shall not be amended.

2. Paragraph 5.1 - This entire paragraph is deleted and replaced by the following:

    "Licensee hereby agrees to pay Norman, without deduction or set off, a Guaranteed Fee of $4,000,000 for the First Term, due and payable in quarterly installments, on the first day of each Contract Quarter of the First Term, in cash and Common Stock of Licensee (as calculated in Paragraph 5.3), based on the following schedule:

                                               Common Stock
         Payment Date        Cash Payment     Payment (shares)

         Paid to date             $ 600,000          0
         July 1, 1997             $       0          0
         October 1, 1997          $       0          0
         January 1, 1998          $ 140,000      6,000
         April 1, 1998            $ 140,000      6,000
         July 1, 1998             $ 210,000      9,000
         October 1, 1998          $ 210,000      9,000
         January 1, 1999          $ 300,000     12,000
         April 1, 1999            $ 300,000     12,000
         July 1, 1999             $ 300,000     12,000
         October 1, 1999          $ 300,000     12,000
         January 1, 2000          $ 240,000     12,000
         April 1, 2000            $ 240,000     12,000

                                  $2,980,000   102,000 shares

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    Thereafter the Guaranteed Fee in the first year of a Renewal Term, payable entirely in cash, shall be $1,300,000 and shall increase in each subsequent Contract Year by $100,000 in equal quarterly installments, on the first day of each Contract Quarter of the Term. The foregoing, collectively, are referred to as the "Guaranteed Fees".

3. Paragraph 5.3 - This entire paragraph is deleted and replaced by the following:

    "The Guaranteed Fees paid pursuant to Paragraph 5.1 hereof shall be credited against the Royalties payable pursuant to Paragraph 5.2 hereof and the Royalties paid pursuant to Paragraph 5.2 hereof shall be credited against the balance of the Guaranteed Fees payable pursuant to Paragraph
    5.1 hereof. For the purposes of calculating the royalties payable the Common Stock paid by the Licensee shall have a value of $10.00 per share regardless of the actual market price of the Common Stock at the time of payment. For example, on October 1, 1998, the Licensee shall be credited with the payment of $300,000 represented by $210,000 in cash and $90,000 in Common Stock of the Licensee."

4.. Paragraph 5.10 - This entire paragraph is deleted and replaced by the following:

    "Any Royalties earned by Norman pursuant to this Agreement that are in excess of the Guaranteed Fees shall be paid 100% in cash."

5.  Add a new Paragraph 5.11 which shall read:

    "All stock issued by Licensee to Norman in accordance with Paragraph 5.1 shall be registered."

6.  Add a new Paragraph 5.12 which shall read:

    "Within seven (7) days of signing this amendment to the Agreement, the Licensee shall deliver to Norman evidence of Licensee's grant to Norman of 25,000 options to purchase shares of Common Stock of Licensee at an exercise price of $10.00 per share, at Norman's sole discretion, at any time prior to the expiration of the First Term."

7.  The following Paragraphs are also fully deleted:

                   Paragraph 2.1

8.  Paragraph 11.1 - Licensee's address is changed to:

         2424 North Federal Highway
         Suite 100
         Boca Raton, FL 33431

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         Attention: Mr. E. Takefman, Chief Executive Officer

Norman and Licensee also agree that the terms of this Amendment shall remain strictly confidential and as such no public press releases of these amendments will be made by Licensee other than the required notifications and filings incumbent upon the Licensee as a public company or in answering questions that may arise from any public documentation available.

Except as expressly modified hereby, the Agreement as originally executed shall remain in full force and effect.

                                       Agreed and accepted this 3rd day
                                       of June 1997.


/s/ Greg Norman                        /s/ Greg Norman
---------------------                  ------------------------------------
Greg Norman                            Great White Shark Enterprises, Inc.


Visual Edge Systems Inc.


Per: /s/ Earl Takefman